                             MANUFACTURING AGREEMENT

           This Manufacturing Agreement ("The Agreement") is made as of this 5th day of March 1999, between LYONS MAGNUS, a California corporation, having its principal place of business at 1636 South Second Street, Fresno, California (herein after "Packer") and AQUA VIE BEVERAGE CORPORATION, a Delaware Corporation, having its principal place of business at 333 South Main Street Suite 201, Ketchum, Idaho (herein after "Company").

RECITALS

           WHEREAS Packer is engaged in the business of preparing and aseptically processing fruit, fruit juices, beverage products and other related commodities in Fresno, California and Florence, Kentucky;

           WHEREAS Company is engaged in the business of developing, marketing and selling certain products including various proprietary beverages; and

           WHEREAS Company desires to retain Packer to aseptically process and package their proprietary beverage products for it on the terms and conditions as set forth herein.

           WHEREAS Packer proposes to provide at its best available price to utilize its organization and production capabilities support the Company in development, production and distribution of its products to the extent desired by the Company, so that the Company may emphasize product development, marketing and sales with all other activities at its option fully supported by the organization and production capabilities of Packer.

           AGREEMENT

      For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Packer and Company agree as follows.

I.    Product Specifications: Processing and Packaging.

      A. Processing: For the term of this Agreement, Packer will aseptically process and package for Company several Company proprietary beverage products known as Hydrators and Nutritionals, other Company developed or acquired proprietary products, Smoothies and other similar products (the "Products"). In accordance with the specifications as developed jointly by Company and Packer, (the "Specifications"), (Exhibit A) and the terms and conditions of this Agreement. Packer shall initially process and package seven flavors of Hydrators(TM) and three Nutritional products (the "E Line"(TM), Elixir(TM), Empower(TM), and Ecstasy(TM)) in either of the two containers as listed below in


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            Section B, and a line of 3 or more Smoothies provided by Packer.
            During the term of this Agreement, Company may request Packer to process and package additional flavors and/or package configurations upon thirty (30) days written notice to Packer providing Packer has the capacity and available equipment to produce such products and Company agrees to pay the price that Packer demands for such production.

            (1). A line of Smoothie products for retail bottles have been developed by Packer and will require production test runs for each flavor to verify shelf life stability and other quality attributes all at Packer's expense. Test runs were conducted on Peach and Raspberry Smoothies on February 12, 1999, and samples in PET bottles have been delivered to the Company for evaluation and flavor enhancement. Additional flavors will be produced and delivered to the Company from time to time upon request. Shelf life studies will be conducted for sixty (60) days from the test production and if approved by Packer, and the cost parameters are mutually acceptable, the Smoothie product will then be released to Company.

            (2). Smoothie products developed by Packer for retail bottles will be under license to be exclusively enhanced, produced and sold by the Company for a period of 6 (six) months after shelf life studies are completed and a flavor is released to the Company for sale. Thereafter, the exclusive production and sales right of the Company will continue as to a flavor provided the Company sells not less than an aggregate of 50,000 cases in the first per year of all Smoothie flavors, and 50,000 cases thereafter per year, increased by 10% per year over the preceding year. If this sales level is not attained, the company will have a non-exclusive right to produce and sell a Smoothie flavor.

      B. Packaging: The Products shall be packaged in either 16 ounce and/or 12 ounce PET bottles with 28 mm openings with either flat or sports closures. Such bottles will be further packaged in cases consisting of 24 bottles as further described in the Specifications as set forth hereto in Exhibit A. Packaging in Company's gift packs or in less than 24 bottle cases may be covered by separate cost quote. Bottles shall be labeled with full wrap around labels with all artwork and plate costs to be charged to Company. Company will utilize Packer's label vendor unless the Vendor's costs are not competitive. Packer, in any instance, must approve any new label vendors.

      C. Labeler: In the event Company elects to utilize a full sleeve shrink label, a specialized label applicator will be purchased by Company for the approximate sum of $95,000 plus conveyor modifications of $10,000 for a total of $105,000 for use in Packer's line to produce Company products, and such other non-competitive products as may be agreed upon from time to time between the parties, subject to availability limitations and payment for use. Packer will install this labeler and components at a cost to be borne by Packer of approximately $15,000 to $20,000. Packer will maintain equipment in top


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            condition at all times. If Packer utilizes this equipment for other projects, Packer agrees to pay Company at the rate of $.10 per case for all throughput cases. The equipment can not be used for projects that involve products that directly compete with the Products of the Company as defined herein or subsequently added. Packer will have the option of purchasing the equipment from Company at the termination of the Agreement based upon a twenty percent per year depreciated value. At the end of five years, Packer may acquire ownership of the equipment for $1, however, the Company may still utilize said equipment without charge for labeling its products, and Packer will replace the Labeler with new equipment if considered necessary by Company at no cost to Company for acquisition or use.

      D. Company is aware and understands that it is responsible for and will pay all costs associated with the changing of flavors and/or container sizes which are detailed on Packer cost quotations in the form set forth in Exhibit B.

      E. Packer agrees to process a minimum of 50,000 cases of Product per month, exclusive of the Smoothie product production, for the Company based upon quarterly projections received from the Company. Forward reserve volume will be calculated by reserving one hundred fifty percent of the preceding quarterly volume to a maximum of 100,000 cases per month. Example: If Company orders and ships 100,000 cases in Quarter 1, Packer will then commit to processing 150,000 cases in Quarter 2, adjusted for seasonality. When Company volume reaches 100,000 cases per month for 3 continuous months then the volume will again be increased by a factor of 125% per quarter.

      F. Packer agrees in good faith to provide volume discounts to Company that reflect Packer's ability to secure such discounts by its purchasing.

      G. All Products shall be aseptically processed and packaged at Packer's facility in Fresno, California.

      H. Cross Sales: (1) A vital issue to the spirit of this agreement, is the concept of "cross sales" of each party's products by the other party. "Cross Sales" will include but are not limited to the Packer providing to the Company the exclusive rights to label, market, and sell the product line called "Smoothies", originally developed by the Packer subject to the conditions set forth above, other Packer-label products; and the Company providing to the Packer the option to have the exclusive right to market and sell, through a licensing agreement (or some mutually agreed to alternative method), Aqua Vie Products through the Packer's Food Services Distribution Network, subject to potential acceptable sales demand therefor.

            (2) From time to time, at the request of the Company, Packer will make available to Company on an exclusive basis for enhancement, production and


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            sale any Packer-label products for all sales exclusive of Packer's
            Food Services Distribution Network. Said exclusive license will continue from year to year if Company sells 50,000 or more cases of said product during a year, or averaged over a two year period, whichever is less. If said sales levels are not met, the Company shall have a non-exclusive right for production and sale. Whether or not exclusive, packer will not offer products provided by it to Company hereunder to competitors or entities if it will derogate or detract from the sales activities of the Company.

    I. The Company may distribute and sell the Products worldwide; however, Products bottled by Packer for foreign sales will be subject to Company satisfying import compliance.

II.   Sourcing of Raw Materials and Packaging.

      A. Packer will make available at cost, plus appropriate loss factors based on volume as setout in "Specifications" Exhibit A, any raw materials and packaging supplies currently maintained in the Packer's raw material inventory requested by the Company for use in this project. Special raw materials currently not inventoried by Packer which Company specifies as a necessary component in the Products formulation and packaging of its Products, not including the production of the Smoothie product which costs shall be covered separately, shall also be purchased by the Packer or the Company to support this project at Company's expense. Special flavor components shall be timely furnished to the Packer by the Company in order to support production schedules. Packer shall bear all risk of loss based upon its failure to account for or negligence leading to inventory loss on all of the above mentioned raw materials and flavor components and shall be accountable for these supplies and materials and will provide inventories on a monthly basis or more often if required to adequately manage the production function.

      B. Packer will review all raw material requirements and provide appropriate inbound quality control and inventory procedures to assure that all raw materials meet the Specifications and are adequately accounted for.

      C. Company shall place orders for the Products approximately four weeks prior to expected shipment date. Upon receipt of a valid purchase order, Packer shall, within three (3) working days of receipt thereof, forward an invoice for said order with appropriate detail acceptable to Company. Company will then forward funds or letter of credit to Packer who will allow Packer to order raw materials and schedule processing time. Products will be produced no later than three 3 weeks after receipt of funds or letter of credit. At the conclusion of each run, a final invoice will be prepared indicating the exact number of cases of Products produced with a resulting charge or credit, with any such charge amount to be cleared prior to any subsequent orders being accepted.

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      D.    Packer shall bear risk of loss based on failure to account for damage to or inventory loss on raw materials and supplies. Packer shall maintain books and records relating to all such raw materials and will provide detailed schedules of raw material inventories on hand as verified by a physical inventory observation on a monthly basis if required to meet Company's production requirements.

III.  Manufacturing

      A. Packer will process and package Products for Company in accordance with the Specifications. Packer may change Specifications that relate to the production of the Products from time to time and any such changes will only be effective upon written notice from Packer to Company and approved in writing by Company, which approval shall not be unreasonably withheld. Company may change Specifications that relate to matters other than production scheduling of the Product from time to time and any changes will only be effective upon fifteen (15) days written notice from Company to Packer and must be approved in writing by Packer.

      B. Packer shall store all products and raw materials at a temperature that is suitable to maintain the quality of the Products in accordance with the Specifications.

      C. Packer will maintain production records on all raw materials utilized in sufficient detail so that Packer and Company may track product batch numbers to specific raw materials and finished goods code numbers. Prior to the acceptance of incoming raw materials, Packer will test samples of such raw materials to ensure that these raw materials meet the Specifications. Raw materials failing to meet the Specifications will be returned to the vendor and Company shall have no obligation to pay Packer for any non-conforming raw materials returned to vendor by Packer. Manufacturing yield loss on production runs of twenty (20) hours shall be no more than five percent. Manufacturing yield loss on production runs exceeding twenty (20) hours shall be no more than three percent. Packaging yield loss shall be less than two percent (flavor and size change issues excepted). Manufacturing yield loss on production runs of less than 20 hours will be detailed on cost quotations on a form as set out in Exhibit B.

      D. Products shall be processed on tubular heat exchange equipment to include appropriate heating, hold times and cooling to conform to the Specifications.

      E. The fees provided as set forth in Exhibit B shall constitute payment for all services provided by Packer hereunder including, without limitation, all product processing, raw material receiving, quality control procedures, microbiological testing of the product, and record keeping required hereunder


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            including the production and accounting functions necessary to fulfill documentation of packaging of raw materials by lot numbers to correspond with finished goods code numbers on all Products, warehousing, accounting, product development, and general administrative costs.

IV. Warehousing and Testing

      A.    For the term of this Agreement Packer agrees:

            1) To conduct all microbiological testing of the Products as required by the Specifications and hold all finished Products for a period of no less than six (6) days pending microbiological approval and release for shipment.

            2) To transfer all finished Products to a warehouse facility in Fresno, California that will be adequately ventilated to maintain the quality of the Products in accordance with the Specifications or, at the option of the Company, to some other warehouse facility.

            3) To warehouse all raw materials in appropriate storage areas in Fresno, California, which will preserve the quality of such raw materials to enable such raw materials to meet the Specifications.

            4) To receive and process, at the Company's option, all inbound orders from Company for Products, to generate bills of lading and load Products for shipment as directed by Company with all complete inventory control; and

            5) To provide finished goods, accounting systems, and inventory control documentation to Company on a monthly basis.

      B.    For the term of this Agreement, Company, at its option, agrees:

            1) To forward orders for Products to Packer on a monthly basis which will specify the dates the Products shall be furnished and available for shipment to Company's customers; and

            2) To arrange for shipping of all Products F.O.B. Packer's warehouse in Fresno, California. Packer can assist in arranging transportation if required by Company, however, payment guarantees will be necessary.

V. General

      A. Company will be assigned an account executive, Mr. Larry Young, who will be responsible for the management and administration of this agreement on behalf of Packer including and without limitation all areas of manufacturing and processing of the Products from both a technical and business standpoint.

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      B.    Upon receipt of orders from Company, Packer will schedule same into normal production to ensure a timely delivery of all Products in accordance with Section II.C.

      C. Packer will place code markings on all finished Products that include such Products' day code and "use by date" and which conform in all respects to the Specifications. The code markings will include bar coding and item numbering on all secondary packaging and master pallet identification labels.

      D. Packer will provide to Company a certificate indicating proof of product liability insurance. This certificate shall show liability coverage of no less than $10,000,000 in the aggregate and $1,000,000 per occurrence and shall name the Company as an Additional Insured.

      E. Company shall take delivery of the finished Products no later than thirty (30) days from the date of production.

      F. Packer will approve or submit changes to any proposed press release containing their name within 24 hours of submission to them or within that same time provide written response containing the reasons for their objection.

      G. Packer intends to make available its organizational, production, and purchasing capabilities to facilitate the business of the Company to the full extent desired thereby, subject to other obligations of Packer, so that the Company may to the extent desired thereby devote its attention to marketing, product development and sales activities without the distraction of developing its own capabilities in the areas which may be supported by Packer.

VI. Effective Term

      The term of this Agreement shall commence on the date this Agreement is signed by the parties and will continue in full force for a term of three consecutive years from that date. The term of this agreement will be renewable on a year to year basis with 12 month written notice by Company to Packer.

VII. Forecasts

      Upon execution hereof, Company shall provide Packer with a written ninety
      (90) day forecast of its needs for production of the Products and shall thereafter update this forecast on a monthly basis. Estimates contained in any forecast shall not be deemed to constitute a binding commitment to purchase on behalf of the Company.


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VIII. Termination

      A.    This Agreement may be terminated:

            1) By Packer, immediately without notice, if Company shall become insolvent, or shall file a voluntary petition in bankruptcy, or there is a filing of an involuntary petition in bankruptcy against Company, or an appointment by a court or a temporary or permanent receiver, trustee, or custodian for Company or Company's business or if Company shall make a general assignment for the benefit of its creditors except to prevent an involuntary petition to bankrupt the Company by creditors due to past performance of the Packer.

            2) By Company, immediately without notice, if Packer shall become insolvent, or shall file a voluntary petition in bankruptcy, or there is a filing of an involuntary petition in bankruptcy against Packer, or an appointment by a court or a temporary or permanent receiver, trustee or custodian for Packer or packer's business or if Packer shall make a general assignment for the benefit of it's creditors; except to prevent an involuntary petition to bankrupt the Packer by creditors due to past performance of the Company.

            3) By either party, with cause, upon thirty (30) days written notice to the other party; except in the case of product recall due to negligence on the part of the Packer.


            4) By either party, upon the breach of this Agreement by the other party and thirty (30) days advance written notice for the non-breaching party to the breaching party that specifies the breach; provided, however, that if the breaching party shall remedy such breach during such thirty (30) day period, then any such notice of termination shall be null and void; except for non-payment or failure to pay in a timely manner as contract requires, then contract can be terminated on ten (10) days written notice by Packer to Company.

            5) Thirty (30) days following receipt by one party hereto of the notice, as described below:

                        If either party hereto (the "Defaulting Party") is at any time during the effective term of this Agreement prevented or delayed in complying with any provision of this Agreement by reason of matters such as acts of God, strike, civil commotion, riots, war, revolution, acts of governments, or any similar cause which is reasonably beyond the control of the Defaulting Party, but excluding lack of funds, unless caused by one of the parties

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                        against the other due to neglect, or failure to perform
                        according to the terms of this Agreement; then the duties and obligations of both parties hereto shall be suspended for the duration of the event preventing proper performance under this Agreement; provided, however, that if such prevention or delay shall continue in excess of thirty (30) days, the other party hereto shall immediately have the right to terminate this Agreement upon thirty (30) days prior written notice to the defaulting party.


      B.    In the event this Agreement is terminated:

            1) All obligations of each party shall be adjusted up to and including the date of termination; except in the instance of Products recalled due to negligence of the Packer, which will enure to the time when all settlements are satisfied between the Company and it's customer(s).

            2) Packer shall, within thirty (30) days following the date of termination, destroy or cause to be destroyed in compliance with any and all applicable regulations, any finished Product which is not in compliance with this Agreement, and

            3) Company shall within thirty (30) days following the date of termination, remove all unused raw materials supplied by or paid for by it hereunder, which are at Packer's facilities.

      C. In addition to any other rights of Packer under this Agreement, if within thirty (30) days following the date of termination, Company shall not have paid in full for the finished Products or raw materials, then Packer shall be entitled to sell the same to satisfy any outstanding obligation or liability owed by Company to Packer at the date of termination, but at all times must meet the requirements and restrictions as set forth in Agreements between Company and it's customers.

IX. Warranties; Indemnities

      A. Packer warrants that all of the Products supplied to Company pursuant to this Agreement shall be free from defects and shall conform in all respects to the Specifications as may be modified by the written Agreements of the parties from time to time.

      B. If any of the Products do not conform in all respects to the Specifications, Company shall have the right to reject such Products provided that it gives Packer notice in writing within ten (10) days of receipt of such shipment at final destination point as identified by Company at time of shipment as THE FINAL DESTINATION POINT. Company shall return any rejected Products

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            to the Packer at Packer's expense unless otherwise instructed by
            Packer. Company shall not be obligated to pay the Processing Fee on any rejected Products, and to the extent such Processing Fee has been paid by Company prior to rejection, Packer shall reimburse Company for such Processing Fee as soon as practicable after rejection of any such Products, Company shall not be required to pay Packer for any raw materials consumed in the processing of any rejected Products, and to the extent any rejected Products was produced from raw materials paid for by Company, Packer shall reimburse Company for the cost of any such raw materials as soon as practicable after rejection of such Products.

      C. Packer agrees to indemnify and hold harmless Company and it's directors, officers, employees, agents and representatives from and against any loss, cost, liability or expense (including any reasonable attorney's fees) arising from or related to any claim by any such third party alleging injury to such third party resulting from defects in the Product(s ) supplied hereunder resulting from defects in the manufacturing of the Product(s) supplied hereunder.

      D. Company agrees to indemnify and hold harmless Packer and its directors, officers, employees, agents and representatives, from and against any loss, cost, liability or expense, (including reasonable attorney's fees) arising from or related to any claim by any third party alleging injury to such third party resulting from defects in the Products supplied hereunder resulting in defects in the Products from shipping, marketing and storage by Company.

X. Integration

      This Agreement supersedes all prior agreements and negotiations between the parties respecting the subject matter hereof and shall not be varied, amended or supplemented except by writing of subsequent or even date executed by the authorized representatives of the parties.

XI. Successors and Assigns

      A. This Agreement and the rights and obligations arising herefrom are binding upon the successors or permitted assigns of the parties hereto.

      B. Packer may not assign this Agreement in whole or in part by operation of law or otherwise without the prior written consent of Company. Any attempted assignment in derogation or this provision shall be null and void.

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XII. Authorized Representatives

      The individuals signing this Agreement represent and warrant that they are authorized to execute this Agreement by and on behalf of their respective corporations and to bind such corporations to the terms and conditions hereof.

XIII. Inspection Rights

      Upon forty-eight (48) hours advance written notice to Packer, Company and/or its authorized representatives may enter the premises of Packer (i) to determine whether Packer is complying with the provisions of this Agreement, (ii) to observe and inspect the raw materials inventoried,
      (iii) to observe Packer's testing and quality control procedures, and (iv) to inspect the books and records of Packer relating to this Agreement and the transactions contemplated hereby. Company and its authorized representatives shall be permitted to make and retain copies from Packer's books and records.




XIV. Notices

      Any notice or report provided for in this Agreement shall be deemed sufficiently given when sent by certified or registered mail, postage prepaid, personally delivered or by overnight mail as follows:

If it is for Packer, to:

                                          Lyons Magnus
                                          Attn: Robert Smithcamp
                                          1636 S. Second Street
                                          Fresno, CA  93702

If it is for Company, to:
                               By Mail:
                                          Aqua Vie Beverage Corporation
                                          Attn: Tom Gillespie
                                          P.O. Box 6759
                                          Ketchum, ID  83340

                               Or if by express mail delivery:
                                          Aqua Vie Beverage Corporation
                                          Attn: Tom Gillespie
                                          333 S. Main Street Ste. 201
                                          Ketchum, ID  83340


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                     The parties may, from time to time, specify in writing
           other addresses for this purpose. Any notice, consent or other communication required or permitted to be given hereunder shall be deemed to have been given on the date of mailing, or personal delivery thereof and shall be conclusively presumed to have been received by the second business day following the date of mailing or, in the case of personal delivery, the actual day of personal delivery thereof, except that a change of address shall not be effective until actually received.

XV. Governing Law

           This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California; without reference to conflict of law principals.

XVI. Miscellaneous

            A. The headings and captions contained in this Agreement are of reference purposes only and shall not affect the meaning or interpretation of the Agreement.

            B. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

            C. If any article, section, subsection or provision of this Agreement, or the application of such article, section, subsection or provision, is held illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, it is the intention of the parties hereto that the remainder of this Agreement shall not be affected thereby, and it is also the intention of the parties that in lieu of any such illegal, invalid or unenforceable clause or provision, there be added to this Agreement by the court or other party making such determination of a clause or provision as similar in terms and substance to such clause or provision as may be real, valid and enforceable.

            D. The exhibits are part of this Agreement as if set forth fully herein.

            E. Subject to the terms and conditions of this Agreement, each of the parties will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable, under the applicable laws and regulations or otherwise, to fulfill its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

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XVII. Time

           Time is of the essence to this Agreement.

           IN WITNESS WHEREOF, Company and Packer have executed this Agreement by their duly authorized representative this ____________ day of ________________, 1999.


             Packer:                                 Company:

             Lyons Magnus                            Aqua Vie Beverage Company

             By:                                     By:
                    ------------------------               -----------------------

             Title:                                  Title:
                    ------------------------               -----------------------

             Date                                    Date: -----------------------
                    ------------------------


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